Filed Pursuant to Rule 424(b)(2)

Registration Statement No. 333-219206

GS Finance Corp. $11,809,000 Floating Rate Notes due 2069 guaranteed by The Goldman Sachs Group, Inc.

Interest will be payable on the interest payment dates (the 13th day of each March, June, September and December, commencing on December 13, 2019 to, and including, the stated maturity date (September 13, 2069)). The interest rate for each quarterly interest period will be a floating rate per annum equal to the then-applicable 3-month USD LIBOR on the interest determination date for the interest period minus the spread of 0.3%, subject to the minimum interest rate of 0.00% per annum. The notes will mature on the stated maturity date. On the stated maturity date, you will receive $1,000, plus any accrued and unpaid interest, for each $1,000 of the face amount of your notes. LIBOR is being modified, see page S-8.

Commencing with the September 2020 interest payment date, you may elect to have us redeem your notes prior to the stated maturity date, in whole or in part, on every September interest payment date (i.e., once every year), upon at least twenty-five (25) business days’ prior notice and provided that in each case you redeem at least $100,000 face amount of your notes. These early redemption dates are specified on page S-4. Upon an early redemption at your option, on the applicable early redemption date you will receive for each $1,000 face amount of your notes, in addition to any accrued and unpaid interest, a cash payment on such date equal to (i) $980 in the case of any early redemption date occurring from and including September 13, 2020 to and including September 13, 2024, (ii) $990 in the case of any early redemption date occurring from and including September 13, 2025 to and including September 13, 2030 and (iii) $1,000 in the case of any early redemption date occurring from and including September 13, 2031 to and including September 13, 2068.

You must follow the procedures described in this prospectus supplement to validly exercise your option for early redemption. You will receive less than the $1,000 face amount of your notes if you request that we redeem the notes on any early redemption date prior to September 13, 2031. If you purchase or at any time own less than $100,000 face amount of the notes, you will not be able to elect to have us redeem your notes because each redemption must be in respect of at least $100,000 face amount of your notes.

You should read the disclosure herein to better understand the terms and risks of your investment, including the credit risk of GS Finance Corp. and The Goldman Sachs Group, Inc. See page S-7.

The estimated value of your notes at the time the terms of your notes are set on the trade date is equal to approximately $970 per $1,000 face amount. For a discussion of the estimated value and the price at which Goldman Sachs & Co. LLC would initially buy or sell your notes, if it makes a market in the notes, see the following page.

Original issue date:	September 13, 2019	Original issue price:	100% of the face amount
Underwriting discount:	1.9% of the face amount	Net proceeds to the issuer:	98.1% of the face amount

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense. The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Goldman Sachs & Co. LLC

Prospectus Supplement No. 6,581 dated September 11, 2019.

The issue price, underwriting discount and net proceeds listed on the cover page hereof relate to the notes we sell initially. We may decide to sell additional notes after the date of this prospectus supplement, at issue prices and with underwriting discounts and net proceeds that differ from the amounts set forth above. The return (whether positive or negative) on your investment in notes will depend in part on the issue price you pay for such notes.

GS Finance Corp. may use this prospectus in the initial sale of the offered notes. In addition, Goldman Sachs & Co. LLC, or any other affiliate of GS Finance Corp., may use this prospectus in a market-making transaction in a note after its initial sale. Unless GS Finance Corp. or its agent informs the purchaser otherwise in the confirmation of sale, this prospectus is being used in a market-making transaction.

Estimated Value of Your Notes

The estimated value of your notes at the time the terms of your notes are set on the trade date (as determined by reference to pricing models used by Goldman Sachs & Co. LLC (GS&Co.) and taking into account our credit spreads) is equal to approximately $970 per $1,000 face amount, which is less than the original issue price. The value of your notes at any time will reflect many factors and cannot be predicted; however, the price (not including GS&Co.’s customary bid and ask spreads) at which GS&Co. would initially buy or sell notes (if it makes a market, which it is not obligated to do) and the value that GS&Co. will initially use for account statements and otherwise is equal to approximately the estimated value of your notes at the time of pricing, plus an additional amount (initially equal to $25 per $1,000 face amount).

Prior to September 13, 2020, the price (not including GS&Co.’s customary bid and ask spreads) at which GS&Co. would buy or sell your notes (if it makes a market, which it is not obligated to do) will equal approximately the sum of (a) the then-current estimated value of your notes (as determined by reference to GS&Co.’s pricing models) plus (b) any remaining additional amount (the additional amount will decline to zero on a straight-line basis from the time of pricing through September 12, 2020). On and after September 13, 2020, the price (not including GS&Co.’s customary bid and ask spreads) at which GS&Co. would buy or sell your notes (if it makes a market) will equal approximately the then-current estimated value of your notes determined by reference to such pricing models.

About Your Prospectus

The notes are part of the Medium-Term Notes, Series E program of GS Finance Corp. and are fully and unconditionally guaranteed by The Goldman Sachs Group, Inc. This prospectus includes this prospectus supplement and the accompanying documents listed below. This prospectus supplement constitutes a supplement to the documents listed below and should be read in conjunction with such documents:

•Prospectus supplement dated July 10, 2017

•Prospectus dated July 10, 2017

The information in this prospectus supplement supersedes any conflicting information in the documents listed above. In addition, some of the terms or features described in the listed documents may not apply to your notes.

SPECIFIC TERMS OF YOUR NOTES

We refer to the notes we are offering by this prospectus supplement as the “offered notes” or the “notes”. Each of the offered notes has the terms described below and under “Specific Terms of Your Notes” on page S-3. Please note that in this prospectus supplement, references to “GS Finance Corp.”, “we”, “our” and “us” mean only GS Finance Corp. and do not include its subsidiaries or affiliates, references to “The Goldman Sachs Group, Inc.”, our parent company, mean only The Goldman Sachs Group, Inc. and do not include its subsidiaries or affiliates and references to “Goldman Sachs” mean The Goldman Sachs Group, Inc. together with its consolidated subsidiaries and affiliates, including us. Also, references to the “accompanying prospectus” mean the accompanying prospectus, dated July 10, 2017, and  references to the “accompanying prospectus supplement” mean the accompanying prospectus supplement, dated July 10, 2017, for Medium-Term Notes, Series E, in each case of GS Finance Corp. and The Goldman Sachs Group, Inc. References to the “indenture” in this prospectus supplement mean the senior debt indenture, dated as of October 10, 2008, as supplemented by the First Supplemental Indenture, dated as of February 20, 2015, each among us, as issuer, The Goldman Sachs Group, Inc., as guarantor, and The Bank of New York Mellon, as trustee. This indenture is referred to as the “GSFC 2008 indenture” in the accompanying prospectus supplement.

Key Terms

Issuer:  GS Finance Corp.

Guarantor:  The Goldman Sachs Group, Inc.

Specified currency:  U.S. dollars (“$”)

Face amount:  each note will have a face amount equal to $1,000; $11,809,000 in the aggregate for all the offered notes; the aggregate face amount of the offered notes may be increased if the issuer, at its sole option, decides to sell an additional amount of the offered notes on a date subsequent to the date of this prospectus supplement

Denominations:  $1,000 and integral multiples of $1,000 in excess thereof

Stated maturity date:  September 13, 2069

Trade date September 11, 2019

Original issue date (settlement date):  September 13, 2019

Form of notes:  global form only

Supplemental discussion of U.S. federal income tax consequences: The notes will be treated as variable rate debt instruments for U.S. federal income tax purposes. Under this characterization, it is the opinion of Sidley Austin llp that you should include the interest payments on the notes in ordinary income at the time you receive or accrue such payments, depending on your regular method of accounting for tax purposes. Any gain or loss you recognize upon the sale, exchange, redemption or maturity of your notes should be capital gain or loss. Please see “Supplemental Discussion of Federal Income Tax Consequences” below for a more detailed discussion.

Supplemental plan of distribution: GS Finance Corp. will sell to Goldman Sachs & Co. LLC (“GS&Co.”), and GS&Co. will purchase from GS Finance Corp., the aggregate face amount of the offered notes specified on the front cover of this prospectus supplement. GS&Co. proposes initially to offer the notes to the public at the original issue price set forth on the cover page of this prospectus supplement, and to certain securities dealers at such price less a concession not in excess of 1% of the face amount. See “Supplemental Plan of Distribution” on page S-22

Cash settlement amount (on an early redemption date):  if you elect to have us redeem at least $100,000 face amount of your notes on any early redemption date, you will receive for each $1,000 face amount of your notes, in addition to any accrued and unpaid interest, a cash payment on such date equal to (i) $980 in the case of any early redemption date occurring from and including September 13, 2020 to and including September 13, 2024, (ii) $990 in the case of any early redemption date occurring from and including September 13, 2025 to and including September 13, 2030 and (iii) $1,000 in the case of any early redemption date occurring from and including September 13, 2031 to and including September 13, 2068.

Notice of early redemption:  you may elect to have us redeem your notes, in whole or in part, on any early redemption date upon at least twenty-five (25) business days’ prior notice, provided that in each case you redeem at least $100,000 face amount of your notes. To be valid, a notice of early redemption must be given on a business day in accordance with procedures described under “Holder’s Option to Redeem” on page S-25. An early redemption is designated by a valid exercise of the holder’s option. Once given, the notice of early redemption is irrevocable

Early redemption dates: the interest payment dates occurring on September 13, 2020, September 13, 2021, September 13, 2022, September 13, 2023, September 13, 2024, September 13, 2025, September 13, 2026, September 13, 2027, September 13, 2028, September 13, 2029, September 13, 2030, September 13, 2031, September 13, 2032, September 13, 2033, September 13, 2034, September 13, 2035, September 13, 2036, September 13, 2037, September 13, 2038, September 13, 2039, September 13, 2040, September 13, 2041, September 13, 2042, September 13, 2043, September 13, 2044, September 13, 2045, September 13, 2046, September 13, 2047, September 13, 2048, September 13, 2049, September 13, 2050, September 13, 2051, September 13, 2052, September 13, 2053, September 13, 2054, September 13, 2055, September 13, 2056, September 13, 2057,  September 13, 2058, September 13, 2059, September 13, 2060,  September 13, 2061, September 13, 2062, September 13, 2063, September 13, 2064, September 13, 2065, September 13, 2066, September 13, 2067, and September 13, 2068

Cash settlement amount (on the stated maturity date):  if your notes are not redeemed, for each $1,000 face amount of your notes we will pay you an amount in cash equal to the sum  of $1,000 plus any accrued and unpaid interest

Interest rate:  a rate per annum equal to the base rate minus the spread, subject to the minimum interest rate; for the initial interest period, the base rate shall be the initial base rate

Minimum interest rate:  0.00% per annum

Base rate:  3-month USD LIBOR, as described under “Determination of 3-Month USD LIBOR” on page S-12. LIBOR is being modified, see page S-8

Reuters screen LIBOR page: LIBOR01

Index maturity:  3 months

Index currency:  U.S. dollar

Spread:  0.30% per annum

Initial base rate:  3-month USD LIBOR in effect on September 11, 2019

Interest determination dates:  for each interest period, the second London business day preceding the interest reset date

Interest reset dates:  the 13th day of each March, June, September and December, commencing on December 13, 2019

Interest payment dates:  the 13th day of each March, June, September and December, commencing on December 13, 2019 and ending on the stated maturity date

Interest periods:  quarterly; the periods from and including an interest payment date (or the original issue date, in the case of the first interest period) to but excluding the next succeeding interest payment date (or the stated maturity date, in the case of the final interest period)

Business day convention:  modified following; applicable to interest payment dates and interest reset dates

Day count convention:  Actual/360 (ISDA)

Regular record dates:  the day immediately prior to the day on which the interest payment is to be made (as such payment day may be adjusted under the applicable business day convention)

No listing:  the notes will not be listed or displayed on any securities exchange or interdealer market quotation system

Business day:  New York business day and London business day

Calculation agent:  GS&Co.

CUSIP no.: 40056XD78

ISIN no.:  US40056XD786

FDIC:  the notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency; nor are they obligations of, or guaranteed by, a bank

HYPOTHETICAL EXAMPLES

The following examples are provided for purposes of illustration only. They should not be taken as an indication or prediction of future investment results and are intended merely to illustrate the method we will use to calculate the amount of interest accrued during each interest period.

The examples below are based on levels of 3-month USD LIBOR that are entirely hypothetical; no one can predict what 3-month USD LIBOR will be on any day, and no one can predict the interest that will accrue on your notes in any interest period. If you sell your notes in a secondary market prior to the stated maturity date, your return will depend upon the market value of your notes at the time of sale, which may be affected by a number of factors that are not reflected in the examples below such as interest rates, the volatility of 3-month USD LIBOR, the creditworthiness of GS Finance Corp., as issuer, and the creditworthiness of The Goldman Sachs Group, Inc., as guarantor. In addition, the estimated value of your notes at the time the terms of your notes are set on the trade date (as determined by reference to pricing models used by GS&Co.) is less than the original issue price of your notes. For more information on the estimated value of your notes, see “Additional Risk Factors Specific to Your Notes — The Estimated Value of Your Notes At the Time the Terms of Your Notes Are Set On the Trade Date (as Determined By Reference to Pricing Models Used By GS&Co.) Is Less Than the Original Issue Price of Your Notes” on page S-7 of this prospectus supplement.

For these reasons, the actual 3-month USD LIBOR, as well as the interest payable on each interest payment date, may bear little relation to the hypothetical tables shown below or to the historical 3-month USD LIBOR shown elsewhere in this prospectus supplement. For information about 3-month USD LIBOR during recent periods, see “Historical 3-Month USD LIBOR” on page S-14. Before investing in the offered notes, you should consult publicly available information to determine 3-month USD LIBOR between the date of this prospectus supplement and the date of your purchase of the offered notes.

The following examples illustrate the method we will use to calculate the interest rate at which interest will accrue on each day included in an interest period, subject to the key terms and assumptions below.

The percentage amounts in the left column of the table below represent hypothetical 3-month USD LIBOR on a given interest determination date. The right column of the table below represents the hypothetical interest, as a percentage of the face amount of each note, that would be payable on the applicable interest payment date, based on the corresponding hypothetical 3-month USD LIBOR. The information in the table also reflects the key terms and assumptions in the box below.

Key Terms and Assumptions
Face amount	$1,000
Minimum interest rate	0.00% per annum
Spread (subtracted from the applicable hypothetical 3-month USD LIBOR)	0.30% per annum

Also, the hypothetical examples shown below assume the notes are not redeemed and do not take into account the effects of applicable taxes.

Hypothetical 3-Month USD LIBOR	Hypothetical Interest Rate Payable on an Interest Payment Date (Including the Applicable Spread)
-3.00%	0.00%*
-2.00%	0.00%*
-1.70%	0.00%*
-0.50%	0.00%*
0.00%	0.00%*
0.20%	0.00%*
0.30%	0.00%
0.80%	0.50%
0.90%	0.60%
1.00%	0.70%
1.75%	1.45%
3.00%	2.70%
4.00%	3.70%
5.50%	5.20%
7.00%	6.70%

* Interest is floored at the minimum interest rate of 0.00% per annum.

Payments on the notes are economically equivalent to the amounts that would be paid on a combination of other instruments. For example, payments on the notes are economically equivalent to the amounts that would be paid on a combination of an interest-bearing bond bought, and an option bought, by the holder (with an implicit option premium paid over time by the holder). The discussion in this paragraph does not modify or affect the terms of the notes or the United States income tax treatment of the notes, as described elsewhere in this prospectus supplement.

We cannot predict the actual 3-month USD LIBOR on any day or the market value of your notes, nor can we predict the relationship between 3-month USD LIBOR and the market value of your notes at any time prior to the stated maturity date. The actual interest payment that a holder of the offered notes will receive on each interest payment date and the rate of return on the offered notes will depend on the actual 3-month USD LIBOR determined by the calculation agent over the life of your notes. Moreover, the assumptions on which the hypothetical table is based may turn out to be inaccurate. Consequently, the interest amount to be paid in respect of your notes on each interest payment date may be very different from the information reflected in the examples above. LIBOR is being modified, see page S-8.

ADDITIONAL RISK FACTORS SPECIFIC TO YOUR NOTES

An investment in your notes is subject to the risks described below, as well as the risks and considerations described in the accompanying prospectus and in the accompanying prospectus supplement. You should carefully review these risks and considerations as well as the terms of the notes described herein and in the accompanying prospectus and the accompanying prospectus supplement. Your notes are a riskier investment than ordinary debt securities. You should carefully consider whether the offered notes are suited to your particular circumstances.

The Estimated Value of Your Notes At the Time the Terms of Your Notes Are Set On the Trade Date (as Determined By Reference to Pricing Models Used By GS&Co.) Is Less Than the Original Issue Price Of Your Notes

The original issue price for your notes exceeds the estimated value of your notes as of the time the terms of your notes are set on the trade date, as determined by reference to GS&Co.’s pricing models and taking into account our credit spreads. Such estimated value on the trade date is set forth above under “Estimated Value of Your Notes”; after the trade date, the estimated value as determined by reference to these models will be affected by changes in market conditions, the creditworthiness of GS Finance Corp., as issuer, the creditworthiness of The Goldman Sachs Group, Inc., as guarantor, and other relevant factors. The price at which GS&Co. would initially buy or sell your notes (if GS&Co. makes a market, which it is not obligated to do), and the value that GS&Co. will initially use for account statements and otherwise, also exceeds the estimated value of your notes as determined by reference to these models. As agreed by GS&Co. and the distribution participants, this excess (i.e., the additional amount described under “Estimated Value of Your Notes”) will decline to zero on a straight line basis over the period from the date hereof through the applicable date set forth above under “Estimated Value of Your Notes”. Thereafter, if GS&Co. buys or sells your notes it will do so at prices that reflect the estimated value determined by reference to such pricing models at that time. The price at which GS&Co. will buy or sell your notes at any time also will reflect its then current bid and ask spread for similar sized trades of structured notes.

In estimating the value of your notes as of the time the terms of your notes are set on the trade date, as disclosed above under “Estimated Value of Your Notes”, GS&Co.’s pricing models consider certain variables, including principally our credit spreads, interest rates (forecasted, current and historical rates), volatility, price-sensitivity analysis and the time to maturity of the notes. These pricing models are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect. As a result, the actual value you would receive if you sold your notes in the secondary market, if any, to others may differ, perhaps materially, from the estimated value of your notes determined by reference to our models due to, among other things, any differences in pricing models or assumptions used by others. See “— The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors” below.

The difference between the estimated value of your notes as of the time the terms of your notes are set on the trade date and the original issue price is a result of certain factors, including principally the underwriting discount and commissions, the expenses incurred in creating, documenting and marketing the notes, and an estimate of the difference between the amounts we pay to GS&Co. and the amounts GS&Co. pays to us in connection with your notes. We pay to GS&Co. amounts based on what we would pay to holders of a non-structured note with a similar maturity. In return for such payment, GS&Co. pays to us the amounts we owe under your notes.

In addition to the factors discussed above, the value and quoted price of your notes at any time will reflect many factors and cannot be predicted. If GS&Co. makes a market in the notes, the price quoted by GS&Co. would reflect any changes in market conditions and other relevant factors, including any deterioration in our creditworthiness or perceived creditworthiness or the creditworthiness or perceived creditworthiness of The Goldman Sachs Group, Inc. These changes may adversely affect the value of your notes, including the price you may receive for your notes in any market making transaction. To the extent that GS&Co. makes a market in the notes, the quoted price will reflect the estimated value determined by reference to GS&Co.’s pricing models at that time, plus or minus its then current bid and ask spread for similar sized trades of structured notes (and subject to the declining excess amount described above).

Furthermore, if you sell your notes, you will likely be charged a commission for secondary market transactions, or the price will likely reflect a dealer discount. This commission or discount will further reduce the proceeds you would receive for your notes in a secondary market sale.

There is no assurance that GS&Co. or any other party will be willing to purchase your notes at any price and, in this regard, GS&Co. is not obligated to make a market in the notes. See “— Your Notes May Not Have an Active Trading Market” below.

The Notes Are Subject to the Credit Risk of the Issuer and the Guarantor

Although the return on the notes will be based, in part, on the performance of 3-month USD LIBOR, the payment of any amount due on the notes is subject to the credit risk of GS Finance Corp., as issuer of the notes, and the credit risk of The

Goldman Sachs Group, Inc., as guarantor of the notes. The notes are our unsecured obligations. Investors are dependent on our ability to pay all amounts due on the notes, and therefore investors are subject to our credit risk and to changes in the market’s view of our creditworthiness. Similarly, investors are dependent on the ability of The Goldman Sachs Group, Inc., as guarantor of the notes, to pay all amounts due on the notes, and therefore are also subject to its credit risk and to changes in the market’s view of its creditworthiness. See “Description of the Notes We May Offer — Information About Our Medium-Term Notes, Series E Program — How the Notes Rank Against Other Debt” on page S-4 of the accompanying prospectus supplement and “Description of Debt Securities We May Offer – Guarantee by The Goldman Sachs Group, Inc.” on page 42 of the accompanying prospectus.

We May Sell an Additional Aggregate Face Amount of the Notes at a Different Issue Price

At our sole option, we may decide to sell an additional aggregate face amount of the notes subsequent to the date of this prospectus supplement. The issue price of the notes in the subsequent sale may differ substantially (higher or lower) from the issue price you paid as provided on the cover of this prospectus supplement.

The Amount of Interest Payable on Your Notes Will Not Be Affected by 3-Month USD LIBOR on Any Day Other Than an Interest Determination Date

For each interest period, the amount of interest payable on each interest payment date is calculated based on 3-month USD LIBOR on the applicable interest determination date minus the spread. Although actual 3-month USD LIBOR on an interest payment date or at other times during an interest period may be higher than 3-month USD LIBOR on the applicable interest determination date, you will not benefit from 3-month USD LIBOR at any time other than on the interest determination date for such interest period.

If 3-Month USD LIBOR Minus 0.30% is Less than or Equal to 0.00% on the Relevant Interest Determination Date for Any Interest Period, No Interest Will Be Paid for that Interest Period

Because of the formula used to calculate the interest rate applicable to your notes, in the event that on the relevant interest determination date for any interest period 3-month USD LIBOR does not exceed 0.30%, no interest will be paid for such interest period, even if 3-month USD LIBOR minus 0.30% on subsequent days is greater than 0.00%. Therefore, if 3-month USD LIBOR does not exceed 0.30% for a prolonged period of time over the life of your notes, including interest determination dates, you will receive no interest during the affected interest periods. In such case, even if you receive some interest payments on some or all of the interest payment dates, the overall return you earn on your notes may be less than you would have earned by investing in a non-indexed debt security of comparable maturity that bears interest at a prevailing market rate.

U.K. Regulators Will No Longer Persuade or Compel Banks to Submit Rates for Calculation of LIBOR After 2021; Interest Rate Benchmark May Be Discontinued

On July 27, 2017, the Chief Executive of the U.K. Financial Conduct Authority (FCA), which regulates LIBOR, announced that the FCA will no longer persuade or compel banks to submit rates for the calculation of LIBOR (which includes 3-month USD LIBOR) after 2021. Such announcement indicates that the continuation of LIBOR on the current basis cannot and will not be guaranteed after 2021. Notwithstanding the foregoing, it appears highly likely that LIBOR will be discontinued or modified by 2021. It is not possible to predict the effect that this announcement or any such discontinuance will have on 3-month USD LIBOR or your notes. If the calculation agent determines that a benchmark transition event and its related benchmark replacement date have occurred with respect to 3-month USD LIBOR, then a benchmark replacement will be selected by the calculation agent in accordance with the provisions set forth under “Determination of 3-Month USD LIBOR – Effect of Benchmark Transition Event” on page S-12 (the benchmark transition provisions). The selection of a benchmark replacement, and any decisions, determinations or elections made by the calculation agent in connection with implementing a benchmark replacement with respect to the notes in accordance with the benchmark transition provisions, could result in adverse consequences to the interest rate, which could adversely affect the return on, value of and market for the notes. Further, there is no assurance that the characteristics of any benchmark replacement will be similar to 3-month USD LIBOR, or that any benchmark replacement will produce the economic equivalent of 3-month USD LIBOR. See “Determination of 3-Month USD LIBOR” on page S-12.

Regulation and Reform of “Benchmarks”, Including LIBOR and Other Types of Benchmarks, May Cause such “Benchmarks” to Perform Differently Than in the Past, or to Disappear Entirely, or Have Other Consequences Which Cannot be Predicted

LIBOR and other interest rate, equity, foreign exchange rate and other types of indices which are deemed to be “benchmarks” are the subject of recent international, national and other regulatory guidance and proposals for reform. Some of these reforms are already effective while others are still to be implemented. These reforms may cause such

“benchmarks” to perform differently than in the past, or to disappear entirely, or have other consequences which cannot be predicted. Any such consequence could have a material adverse effect on your notes.

Any of the international, national or other proposals for reform or the general increased regulatory scrutiny of “benchmarks” could increase the costs and risks of administering or otherwise participating in the setting of a “benchmark” and complying with any such regulations or requirements. Such factors may have the effect of discouraging market participants from continuing to administer or contribute to certain “benchmarks”, trigger changes in the rules or methodologies used in certain “benchmarks” or lead to the disappearance of certain “benchmarks”. The disappearance of a “benchmark” or changes in the manner of administration of a “benchmark” could result in discretionary valuation by the calculation agent or other consequence in relation to your notes. Any such consequence could have a material adverse effect on the value of and return on your notes.

Certain Risks Related to the Secured Overnight Financing Rate

Under the benchmark transition provisions of the notes, if a benchmark transition event and its related benchmark replacement date have occurred with respect to 3-month USD LIBOR, then the rate of interest on the notes will be determined based on the Secured Overnight Financing Rate (SOFR).

On June 22, 2017, the Alternative Reference Rates Committee (“ARRC”) convened by the Board of Governors of the Federal Reserve System and the Federal Reserve Bank of New York identified SOFR, a broad U.S. treasuries repurchase financing rate to be published by the Federal Reserve Bank of New York, as the rate that, in the consensus view of the ARRC, represented best practice for use in certain new U.S. dollar derivatives and other financial contracts. SOFR is a broad measure of the cost of borrowing cash overnight collateralized by U.S. treasury securities and has been published by the Federal Reserve Bank of New York since April 2018. The Federal Reserve Bank of New York has also begun publishing historical indicative Secured Overnight Financing Rates going back to 2014. Investors should not rely on any historical changes or trends in SOFR as an indicator of future changes in SOFR.

The composition and characteristics of SOFR are not the same as those of LIBOR and SOFR is fundamentally different from LIBOR for two key reasons. First, SOFR is a secured rate, while LIBOR is an unsecured rate. Second, SOFR is an overnight rate, while LIBOR is a forward-looking rate that represents interbank funding over different maturities (e.g., three months). As a result, there can be no assurance that SOFR (including a term SOFR or compounded SOFR) will perform in the same way as LIBOR would have at any time, including, without limitation, as a result of changes in interest and yield rates in the market, market volatility or global or regional economic, financial, political, regulatory, judicial or other events.

Because SOFR is published by the Federal Reserve Bank of New York based on data received from other sources, we have no control over its methods of calculation, publication schedule, rate revision practices or availability of SOFR at any time without notice. There can be no guarantee, particularly given its relatively recent introduction, that SOFR will not be discontinued or fundamentally altered in a manner that is materially adverse to the interests of investors in the notes. If the manner in which SOFR is calculated is changed, that change may result in a reduction of the amount of interest payable on the notes and the trading prices of the notes. In addition, the Federal Reserve Bank of New York may withdraw, modify or amend published SOFR data in its sole discretion and without notice. The interest rate for any day will not be adjusted for any modifications or amendments to SOFR data that the Federal Reserve Bank of New York may publish after the interest rate for that day has been determined.

Since SOFR is a relatively new reference rate, the notes may not have an established trading market if a benchmark transition event and its related benchmark replacement date have occurred with respect to 3-month USD LIBOR, and an established trading market may never develop or may not be very liquid. Market terms for floating-rate debt securities linked to SOFR, such as the spread over the base rate reflected in interest rate provisions or the manner of compounding the base rate, may evolve over time, and trading prices of the notes may be lower than those of later-issued SOFR-based debt securities as a result. Similarly, if SOFR does not prove to be widely used in securities like the notes, the trading price of the notes may be lower than those of notes linked to reference rates that are more widely used. Investors in the notes may not be able to sell the notes at all or may not be able to sell the notes at prices that will provide them with a yield comparable to similar investments that have a developed secondary market, and may consequently suffer from increased pricing volatility and market risk.

You Will Receive Less Than the $1,000 Face Amount of Your Notes if You Redeem Your Notes Prior to September 13, 2031

Regardless of the performance of 3-Month USD LIBOR, we will pay you at least the face amount of your notes if you request that we redeem your notes on any early redemption date on or after September 13, 2031 or if you hold the notes to maturity. However, you will receive less than the face amount of your notes if you request that we redeem your notes on any early redemption date prior to September 13, 2031.

You Cannot Redeem Less Than $100,000 Face Amount of Your Notes on Any Early Redemption Date and You May Only Exercise the Early Redemption Right Once Every Year

If you purchase or at any time own less than $100,000 face amount of the notes, you will not be able to elect to have us redeem your notes because each redemption must be in respect of at least $100,000 face amount of your notes. You may not exercise your early redemption right prior to September 13, 2020 and thereafter you may only exercise the early redemption right once every year. Your request that we redeem your notes is irrevocable and subject to the notice requirement, which will subject you to market risk in the event the market fluctuates after we receive your request.

The Historical Levels of 3-Month USD LIBOR Are Not an Indication of the Future Levels of
3-Month USD LIBOR

In the past, the level of 3-month USD LIBOR has experienced significant fluctuations. You should note that historical levels, fluctuations and trends of 3-month USD LIBOR are not necessarily indicative of future levels. Any historical upward or downward trend in 3-month USD LIBOR is not an indication that 3-month USD LIBOR is more or less likely to increase or decrease at any time during an interest period, and you should not take the historical levels of 3-month USD LIBOR as an indication of its future performance.

The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors

When we refer to the market value of your notes, we mean the value that you could receive for your notes if you chose to sell it in the open market before the stated maturity date. A number of factors, many of which are beyond our control, will influence the market value of your notes, including:

•	3-month USD LIBOR;
•	the volatility — i.e., the frequency and magnitude of changes — in the level of 3-month USD LIBOR;
•	economic, financial, regulatory, political, military and other events that affect LIBOR generally;
•	other interest rates and yield rates in the market;
•	the time remaining until your notes mature; and
•

our creditworthiness and the creditworthiness of The Goldman Sachs Group, Inc., whether actual or perceived, and including actual or anticipated upgrades or downgrades in our credit ratings or the credit ratings of The Goldman Sachs Group, Inc. or changes in other credit measures.

These factors, and many other factors, will influence the price you will receive if you sell your notes before maturity, including the price you may receive for your notes in any market making transaction. If you sell your notes before maturity, you may receive less than the face amount of your notes.

You cannot predict the future performance of 3-month USD LIBOR based on its historical performance. The actual performance of 3-month USD LIBOR, as well as the interest payable on each interest payment date, may bear little or no relation to the hypothetical levels of 3-month USD LIBOR or to the hypothetical examples shown elsewhere in this prospectus supplement.

If 3-Month USD LIBOR Changes, the Market Value of Your Notes May Not Change in the Same Manner

The price of your notes may move differently than 3-month USD LIBOR. Changes in 3-month USD LIBOR may not result in a comparable change in the market value of your notes. We discuss some of the reasons for this disparity under “— The Amount of Interest Payable on Your Notes Will Not Be Affected by 3-Month USD LIBOR on Any Day Other Than an Interest Determination Date” and “— The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors” above.

Anticipated Hedging Activities by Goldman Sachs or Our Distributors May Negatively Impact Investors in the Notes and Cause Our Interests and Those of Our Clients and Counterparties to be Contrary to Those of Investors in the Notes

Goldman Sachs expects to hedge our obligations under the notes by purchasing futures and/or other instruments linked to 3-month USD LIBOR. Goldman Sachs also expects to adjust the hedge by, among other things, purchasing or selling any of the foregoing, and perhaps other instruments linked to 3-month USD LIBOR, at any time and from time to time, and to unwind the hedge by selling any of the foregoing on or before the final interest determination date for your notes. Alternatively, Goldman Sachs may hedge all or part of our obligations under the notes with unaffilated distributors of the notes which we expect will undertake similar market activity. Goldman Sachs may also enter into, adjust and unwind hedging transactions relating to other 3-month USD LIBOR-linked notes whose returns are linked to 3-month USD LIBOR.

In addition to entering into such transactions itself, or distributors entering into such transactions, Goldman Sachs may structure such transactions for its clients or counterparties, or otherwise advise or assist clients or counterparties in entering into such transactions. These activities may be undertaken to achieve a variety of objectives, including: permitting other purchasers of the notes or other securities to hedge their investment in whole or in part; facilitating transactions for other clients or counterparties that may have business objectives or investment strategies that are inconsistent with or contrary to those of investors in the notes; hedging the exposure of Goldman Sachs to the notes including any interest in the notes that it reacquires or retains as part of the offering process, through its market-making activities or otherwise; enabling Goldman Sachs to comply with its internal risk limits or otherwise manage firmwide, business unit or product risk; and/or enabling Goldman Sachs to take directional views as to relevant markets on behalf of itself or its clients or counterparties that are inconsistent with or contrary to the views and objectives of the investors in the notes.

Any of these hedging or other activities may adversely affect the levels of 3-month USD LIBOR — and therefore the market value of your notes and the amount we will pay on your notes at maturity. In addition, you should expect that these transactions will cause Goldman Sachs or its clients, counterparties or distributors to have economic interests and incentives that do not align with, and that may be directly contrary to, those of an investor in the notes. Neither Goldman Sachs nor any distributor will have any obligation to take, refrain from taking or cease taking any action with respect to these transactions based on the potential effect on an investor in the notes, and may receive substantial returns on hedging or other activities while the value of your notes declines. In addition, if the distributor from which you purchase notes is to conduct hedging activities in connection with the notes, that distributor may otherwise profit in connection with such hedging activities and such profit, if any, will be in addition to the compensation that the distributor receives for the sale of the notes to you. You should be aware that the potential to earn fees in connection with hedging activities may create a further incentive for the distributor to sell the notes to you in addition to the compensation they would receive for the sale of the notes.

As Calculation Agent, GS&Co. Will Have the Authority to Make Determinations that Could Affect the Value of Your Notes and the Amount You May Receive On Any Interest Payment Date

As calculation agent for your notes, GS&Co. will have discretion in making certain determinations that affect your notes, including determining 3-month USD LIBOR on any interest determination date, which we will use to determine the amount we will pay on any applicable interest payment date. Further, if GS&Co. determines on or prior to the relevant interest determination date that a benchmark transition event and its related benchmark replacement date (each as defined under “Determination of 3-Month USD LIBOR” on page S-12) have occurred with respect to 3-month USD LIBOR, then the benchmark transition provisions will thereafter apply to all determinations of the interest payable on the notes. In accordance with the benchmark transition provisions, after a benchmark transition event and its related benchmark replacement date have occurred, the interest that will be payable for each interest period on the notes will be an annual rate equal to the sum of the benchmark replacement (as defined under “Determination of 3-Month USD LIBOR” on page S-12) and the applicable spread.

If GS&Co. has determined that a benchmark transition event and its related benchmark replacement date have occurred with respect to 3-month USD LIBOR, GS&Co. in its sole discretion may determine the benchmark replacement conforming changes (as defined under “Determination of 3-Month USD LIBOR” on page S-12) in a manner that is consistent with industry-accepted practices for such benchmark replacement. In addition, if a benchmark transition event and its related benchmark replacement date have not occurred and 3-month USD LIBOR is unavailable on an interest determination date, GS&Co. will have sole discretion to determine 3-month USD LIBOR for the relevant interest reset date.  The exercise of discretion by GS&Co. could adversely affect the value of your notes and may present GS&Co. with a conflict of interest. We may change the calculation agent at any time without notice, and GS&Co. may resign as calculation agent at any time upon 60 days’ written notice to us.

Your Notes May Not Have an Active Trading Market

Your notes will not be listed or displayed on any securities exchange or included in any interdealer market quotation system, and there may be little or no secondary market for your notes. Even if a secondary market for your notes develops, it may not provide significant liquidity and we expect that transaction costs in any secondary market would be high. As a result, the difference between bid and asked prices for your notes in any secondary market could be substantial.

Certain Considerations for Insurance Companies and Employee Benefit Plans

Any insurance company or fiduciary of a pension plan or other employee benefit plan that is subject to the prohibited transaction rules of the Employee Retirement Income Security Act of 1974, as amended, which we call “ERISA”, or the Internal Revenue Code of 1986, as amended, including an IRA or a Keogh plan (or a governmental plan to which similar prohibitions apply), and that is considering purchasing the offered notes with the assets of the insurance company or the assets of such a plan, should consult with its counsel regarding whether the purchase or holding of the offered notes could become a “prohibited transaction” under ERISA, the Internal Revenue Code or any substantially similar prohibition in light of the representations a purchaser or holder in any of the above categories is deemed to make by purchasing and holding the offered notes. This is discussed in more detail under “Employee Retirement Income Security Act” below.

Foreign Account Tax Compliance Act (FATCA) Withholding May Apply to Payments on Your Notes, Including as a Result of the Failure of the Bank or Broker Through Which You Hold the Notes to Provide Information to Tax Authorities

Please see the discussion under “United States Taxation — Taxation of Debt Securities — Foreign Account Tax Compliance Act (FATCA) Withholding” in the accompanying prospectus for a description of the applicability of FATCA to payments made on your notes. The discussion in that section is hereby modified to reflect regulations proposed by the Treasury Department indicating its intent to eliminate the requirements under FATCA of withholding on gross proceeds from the sale, exchange, maturity or other disposition of relevant financial instruments. The Treasury Department has indicated that taxpayers may rely on these proposed regulations pending their finalization.

USE OF PROCEEDS

We will lend the net proceeds from the sale of the offered notes to The Goldman Sachs Group, Inc. or its affiliates. The Goldman Sachs Group, Inc. will use the proceeds from such loans for the purposes we describe in the accompanying prospectus under “Use of Proceeds”. We or our affiliates may also use those proceeds in transactions intended to hedge our obligations under the offered notes as described below.

HEDGING

In anticipation of the sale of the offered notes, we and/or our affiliates have entered into or expect to enter into hedging transactions involving purchases of instruments linked to 3-month USD LIBOR. In addition, from time to time, we and/or our affiliates expect to enter into additional hedging transactions and to unwind those we have entered into, in connection with the offered notes and perhaps in connection with other notes we issue, some of which may have returns linked to 3-month USD LIBOR. Consequently, with regard to your notes, from time to time, we and/or our affiliates:

•	expect to acquire or dispose of positions in over-the-counter options, futures or other instruments linked to 3-month USD LIBOR, and/or
•

may take short positions in securities of the kind described above — i.e., we and/or our affiliates may sell securities of the kind that we do not own or that we borrow for delivery to purchaser, and/or

•	may take or dispose of positions in interest rate swaps, options swaps and treasury bonds.

We and/or our affiliates may also acquire a long or short position in securities similar to your notes from time to time and may, in our or their sole discretion, hold or resell those securities.

In the future, we and/or our affiliates expect to close out hedge positions relating to the offered notes and perhaps relating to other notes with returns linked to 3-month USD LIBOR. These steps may also involve sales and/or purchases of some or all of the listed or over-the-counter options, futures or other instruments linked to 3-month USD LIBOR.

The hedging activity discussed above may adversely affect the market value of your notes from time to time and the amount we will pay on your notes. See “Additional Risk Factors Specific to Your Notes” above for a discussion of these adverse effects.

DETERMINATION OF 3-MONTH USD LIBOR

3-month USD LIBOR, with respect to any interest reset date, will be the London interbank offered rate for deposits in U.S. dollars for a period of three months, appearing on the Reuters screen LIBOR01 page (or any successor or replacement page) as of approximately 11:00 A.M., London time, on the relevant interest determination date.

If the rate described above does not so appear on the Reuters screen LIBOR01 (or any successor or replacement page), then 3-month USD LIBOR for that interest reset date will be determined by the calculation agent, after consulting such sources as it deems comparable to the foregoing display page, or any other source it deems reasonable, in its sole discretion.

“Reuters screen” means the display on the Thomson Reuters Eikon service, or any successor or replacement service, on the page specified in this prospectus supplement, or any successor or replacement page on that service.

Effect of Benchmark Transition Event

Notwithstanding the foregoing, if the calculation agent determines that a benchmark transition event and its related benchmark replacement date have occurred prior to the reference time in respect of any determination of the benchmark on any date, the benchmark replacement will replace the then-current benchmark for all purposes relating to the notes in respect of such determination on such date and all determinations on all subsequent dates. In connection with the implementation of a benchmark replacement, the calculation agent will have the right to make benchmark replacement conforming changes from time to time.

Any determination, decision or election that may be made by the calculation agent pursuant to the benchmark transition provisions described herein, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error, may be made in the calculation agent’s sole discretion, and, notwithstanding anything to the contrary in the documentation relating to the notes, shall become effective without consent from the holders of the notes or any other party.

The calculation agent’s determination of 3-month USD LIBOR, and its calculation of the amount of interest for any relevant interest period, will be on file at our principal offices, will be made available to any holder of the notes upon request.

As used herein:

The term “benchmark” means, initially, 3-month USD LIBOR; provided that if a benchmark transition event and its related benchmark replacement date have occurred with respect to 3-month USD LIBOR or the then-current benchmark, then “benchmark” means the applicable benchmark replacement.

The term “benchmark replacement” means the interpolated benchmark; provided that if the calculation agent cannot determine the interpolated benchmark as of the benchmark replacement date, then “benchmark replacement” means the first alternative set forth in the order below that can be determined by the calculation agent as of the benchmark replacement date:

(1)	the sum of: (a) term SOFR and (b) the benchmark replacement adjustment;
(2)	the sum of: (a) compounded SOFR and (b) the benchmark replacement adjustment;
(3)

the sum of: (a) the alternate rate of interest that has been selected or recommended by the relevant governmental body as the replacement for the then-current benchmark for the applicable corresponding tenor and (b) the benchmark replacement adjustment;

(4)	the sum of: (a) the ISDA fallback rate and (b) the benchmark replacement adjustment;
(5)

provided that if (i) the benchmark replacement cannot be determined in accordance with clause (3) or (4) above as of the benchmark replacement date or (ii) the calculation agent shall have determined that the ISDA fallback rate determined in accordance with clause (4) above is not an industry-accepted rate of interest as a replacement for the then-current benchmark for U.S. dollar denominated floating rate notes at such time, then the benchmark replacement shall be the sum of: (a) the alternate rate of interest that has been selected by the calculation agent as the replacement for the then‑current benchmark for the applicable corresponding tenor giving due consideration to any industry‑accepted rate of interest as a replacement for the then-current benchmark for U.S. dollar‑denominated floating rate fixed income instruments at such time and (b) the benchmark replacement adjustment.

The term “benchmark replacement adjustment” means the first alternative set forth in the order below that can be determined by the calculation agent as of the benchmark replacement date:

(1)

the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected or recommended by the relevant governmental body for the applicable unadjusted benchmark replacement;

(2)	if the applicable unadjusted benchmark replacement is equivalent to the ISDA fallback rate, then the ISDA fallback adjustment;
(3)

the spread adjustment (which may be a positive or negative value or zero) that has been selected by the calculation agent giving due consideration to any industry-accepted spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the then-current benchmark with the applicable unadjusted benchmark replacement for U.S. dollar-denominated floating rate fixed income instruments at such time.

The term “benchmark replacement conforming changes” means, with respect to any benchmark replacement, any technical, administrative or operational changes (including changes to the definitions of “business day” and “interest period”, timing and frequency of determining rates, and making payments of interest, rounding of amounts or tenors and other administrative matters) that the calculation agent decides may be appropriate to reflect the adoption of such benchmark replacement in a manner substantially consistent with market practice (or, if the calculation agent decides that adoption of any portion of such market practice is not administratively feasible or if the calculation agent determines that no market practice for use of the benchmark replacement exists, in such other manner as the calculation agent determines is reasonably necessary).

The term “benchmark replacement date” means the earliest to occur of the following events with respect to the then-current benchmark:

(1)

in the case of clause (1) or (2) of the definition of “benchmark transition event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of the benchmark permanently or indefinitely ceases to provide the benchmark; or

(2)	in the case of clause (3) of the definition of “benchmark transition event,” the date of the public statement or publication of information referenced therein.

For the avoidance of doubt, if the event giving rise to the benchmark replacement date occurs on the same day as, but earlier than, the reference time in respect of any determination, the benchmark replacement date will be deemed to have occurred prior to the reference time for such determination.

Solely for purposes of the definitions of benchmark replacement date and benchmark transition event, references to "benchmark" also include any reference rate underlying such benchmark (for example, if the benchmark becomes the sum of (a) compounded SOFR and (b) the benchmark replacement adjustment in accordance with clause (2) of the definition of “benchmark replacement”, references to benchmark would include SOFR).

The term “benchmark transition event” means the occurrence of one or more of the following events with respect to the then-current benchmark:

(1)

a public statement or publication of information by or on behalf of the administrator of the benchmark announcing that such administrator has ceased or will cease to provide the benchmark, permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the benchmark;

(2)	a public statement or publication of information by the regulatory supervisor for the administrator of the benchmark, the central bank for the currency of the benchmark, an insolvency official with jurisdiction over the administrator for the benchmark, a resolution authority with jurisdiction over the administrator for the benchmark or a court or an entity with similar insolvency or resolution authority over the administrator for the benchmark, which states that the administrator of the benchmark has ceased or will cease to provide the benchmark permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the benchmark; or

(3)	a public statement or publication of information by the regulatory supervisor for the administrator of the benchmark announcing that the benchmark is no longer representative.

The term “compounded SOFR” means the compounded average of SOFRs for the applicable corresponding tenor, with the rate, or methodology for this rate, and conventions for this rate (which will be compounded in arrears with an observation, lookback and/or suspension period as a mechanism to determine the interest payable prior to the end of each interest period) being established by the calculation agent in accordance with:

(1)	the rate, or methodology for this rate, and conventions for this rate selected or recommended by the relevant governmental body for determining compounded SOFR; provided that:
(2)

if, and to the extent that, the calculation agent determines that compounded SOFR cannot be determined in accordance with clause (1) above, then the rate, or methodology for this rate, and conventions for this rate that have been selected by the calculation agent giving due consideration to any industry-accepted market practice for U.S. dollar‑denominated floating rate fixed income instruments at such time.

For the avoidance of doubt, the calculation of compounded SOFR shall exclude the benchmark replacement adjustment and the applicable margin of basis points (%).

The term “corresponding tenor” with respect to a benchmark replacement means a tenor (including overnight) having approximately the same length (disregarding business day adjustment) as the applicable tenor for the then-current benchmark.

The term “Federal Reserve Bank of New York’s website” means the website of the Federal Reserve Bank of New York at http://www.newyorkfed.org, or any successor source. We are not incorporating by reference the website or any material it includes in this prospectus supplement.

The term “interpolated benchmark” with respect to the benchmark means the rate determined for the corresponding tenor by interpolating on a linear basis between: (1) the benchmark for the longest period (for which the benchmark is available) that is shorter than the corresponding tenor and (2) the benchmark for the shortest period (for which the benchmark is available) that is longer than the corresponding tenor.

The term “ISDA definitions” means the 2006 ISDA definitions published by the International Swaps and Derivatives Association, Inc. or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time.

The term “ISDA fallback adjustment” means the spread adjustment (which may be a positive or negative value or zero) that would apply for derivatives transactions referencing the ISDA definitions to be determined upon the occurrence of an index cessation event with respect to the benchmark for the applicable tenor.

The term “ISDA fallback rate” means the rate that would apply for derivatives transactions referencing the ISDA definitions to be effective upon the occurrence of an index cessation date with respect to the benchmark for the applicable tenor excluding the applicable ISDA fallback adjustment.

The term “reference time” with respect to any determination of the benchmark means (1) if the benchmark is 3-month USD LIBOR, 11:00 a.m. (London time) on the day that is two London business days preceding the date of such determination, and (2) if the benchmark is not 3-month USD LIBOR, the time determined by the calculation agent in accordance with the benchmark replacement conforming changes.

The term “relevant governmental body” means the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York or any successor thereto.

The term “SOFR” with respect to any day means the secured overnight financing rate published for such day by the Federal Reserve Bank of New York, as the administrator of the benchmark, (or a successor administrator) on the Federal Reserve Bank of New York’s website.

The term “term SOFR” means the forward-looking term rate for the applicable corresponding tenor based on SOFR that has been selected or recommended by the relevant governmental body.

The term “unadjusted benchmark replacement” means the benchmark replacement excluding the benchmark replacement adjustment.

HISTORICAL 3-MONTH USD LIBOR

The level of 3-month USD LIBOR has fluctuated in the past and may, in the future, experience significant fluctuations.  Any historical upward or downward trend in the level of 3-month USD LIBOR during the period shown below is not an indication that 3-month USD LIBOR is more or less likely to increase or decrease at any time during the interest periods.  See “Additional Risk Factors Specific to Your Notes — U.K. Regulators Will No Longer Persuade or Compel Banks to Submit Rates for Calculation of LIBOR After 2021; Interest Rate Benchmark May Be Discontinued” and “Additional Risk Factors Specific to Your Notes — Regulation and Reform of “Benchmarks”, Including LIBOR and Other Types of Benchmarks, May Cause Such “Benchmarks” to Perform Differently Than in the Past, or to Disappear Entirely, or Have Other Consequences Which Cannot be Predicted” for more information about 3-month USD LIBOR.

You should not take the historical levels of 3-month USD LIBOR as an indication of future levels of 3-month USD LIBOR. We cannot give you any assurance that the future levels of 3-month USD LIBOR will result in your receiving a return on your notes that is greater than the return you would have realized if you invested in a debt security of comparable maturity that bears interest at a prevailing market rate.

Neither we nor any of our affiliates make any representation to you as to the performance of 3-month USD LIBOR. The actual levels of 3-month USD LIBOR may bear little relation to the historical levels of 3-month USD LIBOR shown below.

The graph below shows the daily historical last levels of 3-month USD LIBOR from January 1, 2014 through September 11, 2019. We obtained the last levels in the graph below from Reuters, without independent verification.

Historical Performance of 3 Month LIBOR

SUPPLEMENTAL DISCUSSION OF FEDERAL INCOME TAX CONSEQUENCES

The following section supplements the discussion of U.S. federal income taxation in the accompanying prospectus.

The following section is the opinion of Sidley Austin llp, counsel to GS Finance Corp. and The Goldman Sachs Group, Inc. It applies to you only if you hold your notes as a capital asset for tax purposes. This section does not apply to you if you are a member of a class of holders subject to special rules, such as:

•	a dealer in securities or currencies;
•	a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings;
•	a bank;
•	a life insurance company;
•	a regulated investment company;
•	an accrual method taxpayer subject to special tax accounting rules as a result of its use of financial statements;
•	a tax-exempt organization;
•	a partnership;
•	a person that owns the notes as a hedge or that is hedged against interest rate risks;
•	a person that owns the notes as part of a straddle or conversion transaction for tax purposes; or
•	a United States holder (as defined below) whose functional currency for tax purposes is not the U.S. dollar.

This section is based on the U.S. Internal Revenue Code of 1986, as amended (the “Code”), its legislative history, existing and proposed regulations under the Code, published rulings and court decisions, all as currently in effect. These laws are subject to change, possibly on a retroactive basis.

You should consult your tax advisor concerning the U.S. federal income tax, and other tax consequences of your investment in the notes, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.

United States Holders

This subsection describes the tax consequences to a United States holder. You are a United States holder if you are a beneficial owner of notes and you are:

•	a citizen or resident of the United States;
•	a domestic corporation
•	an estate whose income is subject to U.S. federal income tax regardless of its source;
•

or a trust if a United States court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust.

If you are not a United States holder, this section does not apply to you and you should refer to “—United States Alien Holders” below.

Tax Treatment. The notes will be treated as variable rate debt instruments for U.S. federal income tax purposes. The discussion below assumes that the notes will be so treated. Under this characterization, you will be required to include the interest payments on the notes in ordinary income at the time you receive or accrue such payments, depending on your regular method of accounting for tax purposes.

You will generally recognize gain or loss upon the sale, exchange, redemption or maturity of your notes in an amount equal to the difference, if any, between the amount of cash you receive at such time (other than amounts representing accrued and unpaid interest, which will be taxable as such) and your adjusted basis in your notes. See the discussion under “United States Taxation — Taxation of Debt Securities — United States Holders — Purchase, Sale and Retirement of the Debt Securities” in the accompanying prospectus for more information.

If you purchase the notes at a discount to the principal amount of the notes, you may be subject to the rules governing market discount as described under “United States Taxation — Taxation of Debt Securities — United States Holders —

Market Discount” in the accompanying prospectus. If you purchase the notes at a premium to the principal amount of the notes, you will be subject to the rules governing premium as described under “United States Taxation — Taxation of Debt Securities — United States Holders — Debt Securities Purchased at a Premium” in the accompanying prospectus.

Qualified Replacement Property. Prospective investors seeking to treat the notes as “qualified replacement property” for purposes of Section 1042 of the Code should be aware that Section 1042 requires the issuer to meet certain requirements in order for the notes to constitute qualified replacement property. In general, qualified replacement property is a security issued by a domestic operating corporation that did not, for the taxable year preceding the taxable year in which such security was purchased, have “passive investment income” in excess of 25 percent of the gross receipts of such corporation for such preceding taxable year (the “passive income test”). For purposes of the passive income test, where the issuing corporation is in control of one or more corporations or such issuing corporation is controlled by one or more other corporations, all such corporations are treated as one corporation (the “affiliated group”) when computing the amount of passive investment income under Section 1042.

We believe that less than 25 percent of our affiliated group’s gross receipts is passive investment income for the taxable year ending December 31, 2018. Accordingly, we believe that the notes should qualify as “qualified replacement property”. In making this determination, we have made certain assumptions and used procedures which we believe are reasonable. We cannot give any assurance as to whether our affiliated group will continue to meet the relevant tests and requirements necessary for the notes to qualify as “qualified replacement property”. It is, in addition, possible that the Internal Revenue Service may disagree with the manner in which we have calculated the affiliated group’s gross receipts (including the characterization thereof) and passive investment income and the conclusions reached herein.

The notes are securities with no established trading market. No assurance can be given as to whether a trading market for the notes will develop or as to the liquidity of a trading market for the notes. The availability and liquidity of a trading market for the notes will also be affected by the degree to which purchasers treat the notes as qualified replacement property.

United States Alien Holders

If you are a United States alien holder, please see the discussion under “United States Taxation —Taxation of Debt Securities — United States Alien Holders” in the accompanying prospectus for a description of the tax consequences relevant to you. You are a United States alien holder if you are the beneficial owner of notes and are, for U.S. federal income tax purposes:

●	a nonresident alien individual;

●	a foreign corporation; or

●	an estate or trust that in either case is not subject to U.S. federal income tax on a net income basis on income or gain from the notes.

Backup Withholding and Information Reporting

Please see the discussion under “United States Taxation — Backup Withholding and Information Reporting” in the accompanying prospectus for a description of the applicability of the backup withholding and information reporting rules to payments made on your notes.

Foreign Account Tax Compliance Act (FATCA) Withholding

Pursuant to Treasury regulations, Foreign Account Tax Compliance Act (FATCA) withholding (as described in “United States Taxation—Taxation of Debt Securities—Foreign Account Tax Compliance Act (FATCA) Withholding” in the accompanying prospectus) will generally apply to obligations that are issued on or after July 1, 2014; therefore, the notes will generally be subject to the FATCA withholding rules. Pursuant to recently proposed regulations, the Treasury Department has indicated its intent to eliminate the requirements under FATCA of withholding on gross proceeds from the sale, exchange, maturity or other disposition of relevant financial instruments. The Treasury Department has indicated that taxpayers may rely on these proposed regulations pending their finalization.

EMPLOYEE RETIREMENT INCOME SECURITY ACT

This section is only relevant to you if you are an insurance company or the fiduciary of a pension plan or an employee benefit plan (including a governmental plan, an IRA or a Keogh Plan) proposing to invest in the notes.

The U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and the U.S. Internal Revenue Code of 1986, as amended (the “Code”), prohibit certain transactions (“prohibited transactions”) involving the assets of an employee benefit plan that is subject to the fiduciary responsibility provisions of ERISA or Section 4975 of the Code (including individual retirement accounts, Keogh plans and other plans described in Section 4975(e)(1) of the Code) (a “Plan”) and certain persons who are “parties in interest” (within the meaning of ERISA) or “disqualified persons” (within the meaning of the Code) with respect to the Plan; governmental plans may be subject to similar prohibitions unless an exemption applies to the transaction. The assets of a Plan may include assets held in the general account of an insurance company that are deemed “plan assets” under ERISA or assets of certain investment vehicles in which the Plan invests. Each of The Goldman Sachs Group, Inc. and certain of its affiliates may be considered a “party in interest” or a “disqualified person” with respect to many Plans, and, accordingly, prohibited transactions may arise if the notes are acquired by or on behalf of a Plan unless those notes are acquired and held pursuant to an available exemption. In general, available exemptions are: transactions effected on behalf of that Plan by a “qualified professional asset manager” (prohibited transaction exemption 84-14) or an “in-house asset manager” (prohibited transaction exemption 96-23), transactions involving insurance company general accounts (prohibited transaction exemption 95-60), transactions involving insurance company pooled separate accounts (prohibited transaction exemption 90‑1), transactions involving bank collective investment funds (prohibited transaction exemption 91-38) and transactions with service providers under Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code where the Plan receives no less and pays no more than “adequate consideration” (within the meaning of Section 408(b)(17) of ERISA and Section 4975(f)(10) of the Code). The person making the decision on behalf of a Plan or a governmental plan shall be deemed, on behalf of itself and the plan, by purchasing and holding the notes, or exercising any rights related thereto, to represent that (a) the plan will receive no less and pay no more than “adequate consideration” (within the meaning of Section 408(b)(17) of ERISA and Section 4975(f)(10) of the Code) in connection with the purchase and holding of the notes, (b) none of the purchase, holding or disposition of the notes or the exercise of any rights related to the notes will result in a nonexempt prohibited transaction under ERISA or the Code (or, with respect to a governmental plan, under any similar applicable law or regulation), and (c) neither The Goldman Sachs Group, Inc. nor any of its affiliates is a “fiduciary” (within the meaning of Section 3(21) of ERISA) or, with respect to a governmental plan, under any similar applicable law or regulation) with respect to the purchaser or holder in connection with such person's acquisition, disposition or holding of the notes, or as a result of any exercise by The Goldman Sachs Group, Inc. or any of its affiliates of any rights in connection with the notes, and neither The Goldman Sachs Group, Inc. nor any of its affiliates has provided investment advice in connection with such person’s acquisition, disposition or holding of the notes.

If you are an insurance company or the fiduciary of a pension plan or an employee benefit plan (including a governmental plan, an IRA or a Keogh plan), and propose to invest in the notes, you should consult your legal counsel.

SUPPLEMENTAL PLAN OF DISTRIBUTION

GS Finance Corp. will sell to GS&Co., and GS&Co. will purchase from GS Finance Corp., the aggregate face amount of the offered notes specified on the front cover of this prospectus supplement. GS&Co. proposes initially to offer the notes to the public at the original issue price set forth on the cover page of this prospectus supplement, and to certain securities dealers at such price less a concession not in excess of 1% of the face amount.

In the future, GS&Co. or other affiliates of GS Finance Corp. may repurchase and resell the offered notes in market-making transactions, with resales being made at prices related to prevailing market prices at the time of resale or at negotiated prices. GS Finance Corp. estimates that its share of the total offering expenses, excluding underwriting discounts and commissions, will be approximately $15,000. For more information about the plan of distribution and possible market-making activities, see “Plan of Distribution” in the accompanying prospectus.

We will deliver the notes against payment therefor in New York, New York on September 13, 2019.

We have been advised by GS&Co. that it intends to make a market in the notes. However, neither GS&Co. nor any of our other affiliates that makes a market is obligated to do so and any of them may stop doing so at any time without notice. No assurance can be given as to the liquidity or trading market for the notes.

Any notes which are the subject of the offering contemplated by this prospectus supplement, the accompanying prospectus and the accompanying prospectus supplement may not be offered, sold or otherwise made available to any retail investor in the European Economic Area. Consequently no key information document required by Regulation (EU) No 1286/2014 (the “PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation. For the purposes of this provision:

(a)	the expression “retail investor” means a person who is one (or more) of the following:
(i)	a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or
(ii)

a customer within the meaning of Directive 2002/92/EC (as amended, the “Insurance Mediation Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or

(iii)	not a qualified investor as defined in Directive 2003/71/EC (as amended, the “Prospectus Directive”); and
(b)

the expression an “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe for the notes.

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), GS&Co. has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) it has not made and will not make an offer of notes which are the subject of the offering contemplated by this prospectus supplement, the accompanying prospectus and the accompanying prospectus supplement to the public in that Relevant Member State except that, with effect from and including the Relevant Implementation Date, an offer of such notes may be made to the public in that Relevant Member State:

(a)at any time to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(b)

at any time to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), subject to obtaining the prior consent of the relevant dealer or dealers nominated by the issuer for any such offer; or

(c)at any time in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of notes referred to above shall require us or any dealer to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of notes to the public” in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe for the notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression “Prospectus Directive” means Directive 2003/71/EC (as amended, including by Directive 2010/73/EU), and includes any relevant implementing measure in the Relevant Member State.

Any invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) in connection with the issue or sale of the notes may only be communicated or caused to be communicated in circumstances in which Section 21(1) of the FSMA does not apply to GS Finance Corp. or The Goldman Sachs Group, Inc.

All applicable provisions of the FSMA must be complied with in respect to anything done by any person in relation to the notes in, from or otherwise involving the United Kingdom.

The notes may not be offered or sold in Hong Kong by means of any document other than (i) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571 of the Laws of Hong Kong) and any rules made thereunder, or (ii) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32 of the Laws of Hong Kong) or which do not constitute an offer to the public within the meaning of that Ordinance; and no advertisement, invitation or document relating to the notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere) which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to the notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made thereunder.

This prospectus supplement, along with the accompanying prospectus supplement and the accompanying prospectus have not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement, along with the accompanying prospectus supplement and the accompanying prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor (as defined in Section 4A of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”)) under Section 274 of the SFA, (ii) to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to conditions set forth in the SFA.

Where the notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor, the securities (as defined in Section 239(1) of the SFA) of that corporation shall not be transferable for six months after that corporation has acquired the notes under Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA), (2) where such transfer arises from an offer in that corporation’s securities pursuant to Section 275(1A) of the SFA, (3) where no consideration is or will be given for the transfer, (4) where the transfer is by operation of law, (5) as specified in Section 276(7) of the SFA, or (6) as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore (“Regulation 32”).

Where the notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is a trust (where the trustee is not an accredited investor (as defined in Section 4A of the SFA)) whose sole purpose is to hold investments and each beneficiary of the trust is an accredited investor, the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferable for six months after that trust has acquired the notes under Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA), (2) where such transfer arises from an offer that is made on terms that such rights or interest are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction (whether such amount is to be paid for in cash or by exchange of securities or other assets), (3) where no consideration is or will be given for the transfer, (4) where the transfer is by operation of law, (5) as specified in Section 276(7) of the SFA, or (6) as specified in Regulation 32.

The notes have not been and will not be registered under the Financial Instruments and Exchange Act of Japan (Act No. 25 of 1948, as amended), or the FIEA. The notes may not be offered or sold, directly or indirectly, in Japan or to or for the benefit of any resident of Japan (including any person resident in Japan or any corporation or other entity organized under the laws of Japan) or to others for reoffering or resale, directly or indirectly, in Japan or to or for the benefit of any resident of Japan, except pursuant to an exemption from the registration requirements of the FIEA and otherwise in compliance with any relevant laws and regulations of Japan.

The notes are not offered, sold or advertised, directly or indirectly, in, into or from Switzerland on the basis of a public offering and will not be listed on the SIX Swiss Exchange or any other offering or regulated trading facility in Switzerland. Accordingly, neither this prospectus supplement nor any accompanying prospectus supplement, prospectus or other marketing material constitute a prospectus as defined in article 652a or article 1156 of the Swiss Code of Obligations or a listing prospectus as defined in article 32 of the Listing Rules of the SIX Swiss Exchange or any other regulated trading facility in Switzerland. Any resales of the notes by the underwriters thereof may only be undertaken on a private basis to selected individual investors in compliance with Swiss law. This prospectus supplement and accompanying prospectus and prospectus supplement may not be copied, reproduced, distributed or passed on to others or otherwise made available in Switzerland without our prior written consent. By accepting this prospectus supplement and accompanying prospectus and prospectus supplement or by subscribing to the notes, investors are deemed to have acknowledged and agreed to abide by these restrictions. Investors are advised to consult with their financial, legal or tax advisers before investing in the notes.

Conflicts of Interest

GS&Co. is an affiliate of GS Finance Corp. and The Goldman Sachs Group, Inc. and, as such, will have a “conflict of interest” in this offering of notes within the meaning of Financial Industry Regulatory Authority, Inc. (FINRA) Rule 5121. Consequently, this offering of notes will be conducted in compliance with the provisions of FINRA Rule 5121. GS&Co. will not be permitted to sell notes in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

HOLDER’S OPTION TO REDEEM

You may elect to have us redeem their notes, in whole or in part, on any early redemption date, upon at least twenty-five business days’ prior notice and subject to the procedures and terms set forth below, provided that in each case you must redeem at least $100,000 face amount of your notes. If the notes are so redeemed, we will pay an amount in cash for such notes calculated in a manner as described under “Specific Terms of Your Notes – Key Terms – Cash settlement amount (on an early redemption date)” above.

Early Redemption Requirements

To request that we redeem your notes, you must instruct your broker or other person through which you hold your notes to take the following steps:

•

Send a notice of redemption, substantially in the form set forth under “Form of Notice of Early Redemption” on page S-27 (a “redemption notice”), to us via email at gs-note-redemptions@ny.email.gs.com, with “Floating Rate Notes due 2069, CUSIP No. 40056XD78” as the subject line, by no later than 3:00 p.m., New York City time, at least twenty-five (25) business days prior to the applicable early redemption date. We or our affiliate must acknowledge receipt of the redemption notice on the same business day for it to be effective, which acknowledgment will be deemed to evidence our acceptance of your redemption request;

•

Instruct your DTC custodian to book a delivery versus payment trade with respect to your notes on the applicable early redemption date at a price equal to the cash settlement amount payable upon the early redemption date; and

•	Cause your DTC custodian to deliver the trade as booked for settlement via DTC at or prior to 10:00 a.m., New York City time, on the day on which the notes will be redeemed.

Different brokerage firms may have different deadlines for accepting instructions from their customers. Accordingly, you should consult the brokerage firm through which you own your interest in the notes in respect of those deadlines. If we do not receive your redemption notice by 3:00 p.m., New York City time, at least twenty-five (25) business days prior to the applicable early redemption date or we (or our affiliates) do not acknowledge receipt of the redemption notice on the same business day, your redemption notice will not be effective, and we will not redeem your notes. Once given, a redemption notice may not be revoked.

The calculation agent will, in its sole discretion, resolve any questions that may arise as to the validity of a redemption notice and the timing of receipt of a redemption notice or as to whether and when the required deliveries have been made. Questions about the redemption requirements should be directed to gs-note-redemptions@ny.email.gs.com.

VALIDITY OF THE NOTES AND GUARANTEE

In the opinion of Sidley Austin llp, as counsel to GS Finance Corp. and The Goldman Sachs Group, Inc., when the notes offered by this prospectus supplement have been executed and issued by GS Finance Corp., the related guarantee offered by this prospectus supplement has been executed and issued by The Goldman Sachs Group, Inc., and such notes have been authenticated by the trustee pursuant to the indenture, and such notes and the guarantee have been delivered against payment as contemplated herein, (a) such notes will be valid and binding obligations of GS Finance Corp., enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above and (b) such related guarantee will be a valid and binding obligation of The Goldman Sachs Group, Inc., enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the laws of the State of New York and the General Corporation Law of the State of Delaware as in effect on the date hereof. In addition, this opinion is subject to customary assumptions about the trustee's authorization, execution and delivery of the indenture and the genuineness of signatures and certain factual matters all as stated in the letter of such counsel dated July 10, 2017, which has been filed as Exhibit 5.6 to the registration statement on Form S-3 filed with the Securities and Exchange Commission by GS Finance Corp. and The Goldman Sachs Group, Inc. on July 10, 2017.

Form of Notice of Early Redemption

To: GS Finance Corp. - PIPG Operations

Subject: Floating Rate Notes Due 2069, CUSIP No. 40056XD78

Ladies and Gentlemen:

The undersigned holder of GS Finance Corp.’s Medium-Term Senior Notes, Series E, Floating Rate Notes Due 2069, CUSIP No. 40056XD78, fully and unconditionally guaranteed by The Goldman Sachs Group, Inc. (the “notes”), hereby irrevocably elects to exercise, with respect to the number of the notes indicated below, as of the date hereof, the right to have you redeem such notes on the early redemption date specified below as described in the prospectus supplement no.  6,581 dated September 11, 2019 relating to the notes (the “prospectus supplement”). Terms not defined herein have the meanings given to such terms in the prospectus supplement.

The undersigned certifies to you that it will (i) instruct its DTC custodian with respect to the notes (specified below) to book a delivery versus payment trade on the applicable early redemption date with respect to the number of notes specified below at a price per $1,000 face amount note determined in the manner described in the prospectus supplement, facing DTC 0005 and (ii) cause the DTC custodian to deliver the trade as booked for settlement via DTC at or prior to 10:00 a.m. New York City time on the early redemption date.

Very truly yours,

[NAME OF HOLDER]

Name:
Title:
Telephone:
Fax:
Email:

Number of notes surrendered for redemption (minimum of $100,000 face amount):

Applicable early redemption date: _________________, 20__*

DTC # (and any relevant sub-account):

Contact Name:
Telephone:

Acknowledgment: I acknowledge that the notes specified above will not be redeemed unless all of the requirements specified in the prospectus supplement are satisfied, including the acknowledgment by you or your affiliate of the receipt of this notice on the date hereof.

Questions regarding the redemption requirements of your notes should be directed to gs-note-redemptions@ny.email.gs.com.

*Subject to adjustment as described in the prospectus supplement.

We have not authorized anyone to provide any information or to make any representations other than those contained or incorporated by reference in this prospectus supplement, the accompanying prospectus supplement or the accompanying prospectus. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus supplement, the accompanying prospectus supplement and the accompanying prospectus is an offer to sell only the notes offered hereby, but only under the circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus supplement, the accompanying prospectus supplement and the accompanying prospectus is current only as of the respective dates of such documents.

TABLE OF CONTENTS

		$11,809,000 GS Finance Corp. Floating Rate Notes due 2069 guaranteed by The Goldman Sachs Group, Inc. Goldman Sachs & Co. LLC

Prospectus Supplement
	Page

Specific Terms of Your Notes	S-3
Hypothetical Examples	S-5
Additional Risk Factors Specific to Your Notes	S-7
Use of Proceeds	S-13
Hedging	S-13
Historical 3-month USD LIBOR	S-14
Supplemental Discussion of Federal Income Tax Consequences	S-19
Employee Retirement Income Security Act	S-21
Supplemental Plan of Distribution	S-22
Conflicts of Interest	S-24
Holder’s Option to Redeem	S-25
Validity of the Notes and Guarantee	S-26
Form of Notice of Early Redemption	S-27

Prospectus Supplement dated July 10, 2017

Use of Proceeds	S-2
Description of Notes We May Offer	S-3
Considerations Relating to Indexed Notes	S-15
United States Taxation	S-18
Employee Retirement Income Security Act	S-19
Supplemental Plan of Distribution	S-20
Validity of the Notes	S-21

Prospectus dated July 10, 2017

Available Information	2
Prospectus Summary	4
Risks Relating to Regulatory Resolution Strategies and Long-Term Debt Requirements	8
Use of Proceeds	11
Description of Debt Securities We May Offer	12
Description of Warrants We May Offer	45
Description of Units We May Offer	60
GS Finance Corp.	65
Legal Ownership and Book-Entry Issuance	67
Considerations Relating to Floating Rate Securities	72
Considerations Relating to Indexed Securities	73
Considerations Relating to Securities Denominated or Payable in or Linked to a Non-U.S. Dollar Currency	74
United States Taxation	77
Plan of Distribution	92
Conflicts of Interest	94
Employee Retirement Income Security Act	95
Validity of the Securities and Guarantees	95
Experts	96
Review of Unaudited Condensed Consolidated Financial Statements by Independent Registered Public Accounting Firm	96
Cautionary Statement Pursuant to the Private Securities Litigation Reform Act of 1995	96